Exhibit 99(a)
Contact:
401-233-0333
Sandra Souto
Investor Relations


FOR IMMEDIATE RELEASE
February 26, 2001

                BACOU USA REPORTS RECORD FOURTH-QUARTER AND FULL
               YEAR 2000 RESULTS Q4 '00 Net Income of $7.1 Million Up 15.1% From $6.2 Million for Q4 '99 Q4 '00 Basic Earnings Per Share of $0.40 Up 14.3% From Q4 '99 of
                                      $0.35

               Q4 '00 Diluted Earnings Per Share of $0.39 Up 11.4%
                              From Q4 '99 of $0.35

                Q4 `00 Sales of $80.7 Million Up 12.3% From $71.8
           Million for Q4 `99 Full Year '00 Net Income Record of $32.1
                   Million Up 16.7% From $27.5 Million in '99
           Full Year '00 Basic Earnings Per Share Record of $1.82 Per
         Share Up 16.7% From $1.56 in `99 Full Year '00 Diluted Earnings
         Per Share Record of $1.80 Per Share Up 15.4% From $1.56 in '99 Full Year '00 Sales Record of $319.7 Million Up 16.4% From $274.6 Million
                                     in `99

      [above amounts all prior to transaction-related, non-recurring items]

     Smithfield, RI, February 26, 2001 - Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protection equipment, today reported record sales, net income and earnings per share for the fourth quarter and year ended December 31, 2000. In a separate press release issued today, Bacou also provided an update on its previously announced process of evaluating strategic alternatives.

     "We are pleased to report that 2000 was a record-breaking year for Bacou USA, with double digit growth of sales, gross profit, operating profit, net income, earnings per share and EBITDA," said Walter Stepan, Co-Chairman of Bacou USA. "Our accomplishments in 2000 were well-balanced across our product lines, and show the success of our strategy to grow both internally and by acquisition. Considering the ongoing process of evaluating strategic alternatives, our team has shown a remarkable ability to remain focused on the successful achievement of operating goals."

     "For the year, our sales growth was 16.4% in the aggregate," said Philip B. Barr, President and CEO of Bacou USA. "Within that overall result, there was very good internal growth in five of our six product lines." Bacou's net sales for the full year 2000 increased 16.4% to $319.7 million, compared with 1999 full year sales of $274.6 million, increasing by 9.2% from internal growth and 7.2% from acquisitions. Results within segments were as follows:

     o Net sales for Bacou's safety segment were $221.0 million in 2000 compared to $202.7 million in 1999, an increase of 9.0%, all from internal growth. Bacou's safety segment includes its non-prescription protective eyewear, hearing protection, respiratory protection and gas detection businesses. Products in the safety segment are sold under the Uvex(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems(TM), LaserVision(TM) and Lase-R Shield(TM) brand names.

     o Net sales for Bacou's hand protection segment were $68.2 million in 2000 - up 70.8% from $39.9 million in 1999, increasing by 21.5% from internal growth and 49.3% from acquisitions. Bacou's acquisition of Perfect Fit Glove Co., Inc. on April 1, 1999, marked the inception of the company's hand protection segment, which has since been augmented with two more acquisitions and a joint venture. The company's hand protection products are sold under the Perfect Fit(TM), Whiting+Davis(R), and MAPA Professional brand names.

     o Net sales for Bacou's optical frames and instruments segment were $30.6 million in 2000 and $32.0 million in 1999. Products in this segment are sold under the Titmus(R)brand name.

         Bacou's net sales for the fourth quarter of 2000 increased 12.3% to $80.7 million, compared with 1999 fourth-quarter net sales of $71.8 million, with 9.7% from internal growth and 2.6% from acquisitions. Net sales for Bacou's safety segment were $55.2 million in the fourth quarter of 2000 compared to $51.1 million in 1999, an increase of 7.9%, all from internal growth. Net sales for Bacou's hand protection segment were $18.9 million in the fourth quarter of 2000 - up 34.7% from $14.1 million in 1999, with 21.2% from internal growth and 13.5% from acquisitions. Net sales for the optical frames and instruments segment were $6.6 million in both the fourth quarter of 2000 and 1999.

     "In 2000, we achieved record net earnings, earnings per share and EBITDA, all with double-digit growth over 1999," Barr continued. "During 2000, we only made two small acquisitions, so these achievements were based almost entirely on internal growth. Once again, Bacou USA has shown that its industry-leading approaches to product development, marketing and sales can produce internal sales growth at rates exceeding the safety industry as a whole. And our position as a low-cost manufacturer allows our sales growth to translate into significant profitability gains, especially in an environment where price increases are hard to achieve."

     "Excluding non-recurring items, our net income and earnings per share were in line with our previous guidance to analysts and investors," Barr continued. "However, actual net earnings and earnings per share for the fourth quarter and full year were adversely affected by the ongoing process of evaluating strategic alternatives, reflecting costs associated with the process, associated impact on tax rate, and the dilutive effect of increased share prices in the second half of the year on the calculation base for earnings per share."

     Bacou's full-year net income, excluding non-recurring items in both 1999 and 2000, increased 16.7% to a record $32.1 million for 2000 - up from $27.5 million for 1999. Bacou reported record diluted earnings per share of $1.80 for 2000, up 15.4% from $1.56 for 1999, and basic earnings per share of $1.82 for 2000, up 16.7% from $1.56 in 1999. Including non-recurring items for both periods, Bacou reported net income for 2000 of $30.9 million up 13.6% over 1999 net income of $27.2 million, and reported diluted earnings per share of $1.73 in 2000, up 12.3% from $1.54 for 1999.

     Bacou's net income for the fourth quarter of 2000, excluding non-recurring costs, increased to $7.1 million from $6.2 million for the fourth quarter of 1999--up 15.1%. The company reported net income per basic share, again excluding non-recurring costs, of $0.40 for the fourth quarter of 2000 - up 14.3% from $0.35 for the fourth quarter of 1999, with diluted earnings per share lower by $0.01 per share due to the elevated share price during the fourth quarter. Historically, there has been no difference between Bacou's basic and diluted earnings per share results. With the significant increase of Bacou's share price in the latter half of 2000, basic earnings per share has exceeded diluted earnings per share by $0.01 for the fourth quarter and $0.02 for the full year.

     The company incurred professional fees and related costs totaling $1.1 million during the fourth quarter in connection with its previously announced evaluation of strategic alternatives. In the company's financial statements for 2000, these costs were assumed not to result in any tax benefit. After these non-recurring costs, the company reported net income of $6.0 million and diluted earnings per share of $0.33 for the fourth quarter of 2000. Because the project is ongoing, the company has continued to incur additional costs of this nature in 2001, which also will be treated as non-recurring costs. The amount of such costs to be incurred in 2001 is not estimable at this time.

     "As in past years, Bacou USA was a prolific producer of cash during 2000," said Barr. "Our EBITDA grew 14.8% to $79.0 million. We used our cash to purchase two businesses, Whiting + Davis and Platinum Protective Products, met our debt service requirements and paid down long term debt by approximately $23 million, paid our income taxes, and made net capital expenditures of approximately $12.0 million, including the completion of a building addition at our Smithfield, RI manufacturing facility together with related purchases of machinery and equipment."

     For the year ended December 31, 2000, the company reported EBITDA totaling $79.0 million, up 14.8% from $68.8 million in 1999. The company defines EBITDA as operating income before depreciation, amortization and non-recurring items. For each full year, depreciation totaled $9.6 million in 2000 and $7.9 million in 1999, and amortization totaled $9.8 million in 2000 and $9.4 million in 1999.

     At December 31, 2000, the company's balance sheet included total assets of $379.5 million, working capital of $51.1 million, long-term debt of $98.2 million and stockholders' equity of $213.1 million.

     Considering the pendency of its evaluation of strategic alternatives, Bacou USA will not conduct a conference call for discussion of its fourth quarter and 2000 year end results.

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting+Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA is available on the Worldwide Web at http:/www.bacouusa.com.


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the impact of our ongoing evaluation of certain strategic alternatives including the possible sale of Bacou USA, Inc. and Bacou S.A., the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

================================================================================


                            (Financial tables follow)

                                           BACOU USA, INC. AND SUBSIDIARIES
                                         (in thousands, except per share data)

                                                                    Three Months Ended              Year Ended
                                                                       December 31,                December 31,
Statement of income data (quarterly data unaudited):               2000          1999          2000           1999
                                                                   ----          ----          ----           ----

Net sales (1)                                                       $80,657       $71,812     $319,724        $274,658
Cost of sales                                                        44,397        39,002      172,638         145,038
                                                                     ------        ------      -------         -------
Gross profit                                                         36,260        32,810      147,086         129,620

Operating expenses:
     Selling (1)                                                     13,605        11,187       49,926          41,363
     General and administrative                                       5,517         5,871       22,231          22,597
     Non-recurring costs - evaluating strategic alternatives(2)       1,126             -        1,126               -
     Research and development                                         1,318         1,455        5,643           5,274
     Amortization of intangible assets                                2,508         2,447        9,850           9,440
                                                                      -----         -----      -------         -------
Total operating expenses                                             24,074        20,960       88,776          78,674
                                                                     ------        ------      -------         -------

Operating income                                                     12,186        11,850       58,310          50,946
Total other expense                                                   2,418         2,292        9,497           8,591
                                                                      -----        ------        -----         -------

Income before income taxes                                            9,768         9,558       48,813          42,355
Income taxes                                                          3,791         3,385       17,933          15,165
                                                                    -------         -----       ------         -------

Net income (2)                                                      $ 5,977       $ 6,173      $30,880         $27,190
                                                                    =======       =======      =======         =======

Basic earnings per share (2)                                        $  0.34       $  0.35      $  1.75         $  1.54
                                                                    =======        ======      =======         =======
Diluted earnings per share (2)                                      $  0.33       $  0.35      $  1.73         $  1.54
                                                                    =======       =======      =======         =======
Weighted average shares outstanding:
     Basic                                                           17,671        17,630       17,652          17,624
                                                                    =======       =======     ========         =======
     Diluted                                                         17,960        17,655       17,835          17,696
                                                                    =======       =======     ========         =======

Other information:
     Depreciation and amortization                                                             $19,398         $17,287
                                                                                              ========         =======
     EBITDA (defined by the company as operating income
     before depreciation, amortization and non-recurring items)                                $79,038         $68,823
                                                                                              ========         =======


(1) During the fourth quarter of 2000 the company adopted Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs", which required the company to classify reimbursements from customers for shipping and handling costs as sales rather than a reduction of the related operating cost. Amounts previously reported in 1999 and 2000 as reductions to selling expenses have been reclassified and reported as sales as required by this new pronouncement.

(2) The Company completed its acquisition of Whiting + Davis Safety effective July 1, 2000, and its acquisition of Perfect Fit Glove and affiliates on April 1, 1999. During the fourth quarter of 2000 the Company incurred costs in connection with its evaluation of various strategic alternatives totaling $1.1 million. For comparative purposes, net income and earnings per share excluding non-recurring items relating to these acquisitions, and excluding the non-recurring costs incurred during the fourth quarter of 2000, would have been as follows:

                                  Three Months Ended              Year Ended
                                     December 31,                December 31,
                                  2000       1999             2000          1999
                                  ----       ----            -----          ----

Net income                      $  7,103   $  6,173        $ 32,132   $   27,544
                                ========   ========        ========   ==========
Basic earnings per share        $   0.40   $   0.35        $   1.82   $     1.56
                                ========   ========        ========   ==========
Diluted earnings per share      $   0.39   $   0.35        $   1.80   $     1.56
                                ========   ========        ========   ==========

                                       BACOU USA, INC. AND SUBSIDIARIES

                                                                                December 31,       December 31,
                                                                                    2000               1999
                                                                                    ----               ----
Balance Sheet Data (in thousands, except share data):
ASSETS

Current assets:
   Cash and cash equivalents                                                        $  980            $10,272
   Trade accounts receivable, net                                                   53,275             41,653
   Inventories                                                                      45,504             42,433
   Other current assets                                                              2,024              1,634
   Deferred income taxes                                                             1,952              3,733
                                                                                  --------           --------
      Total current assets                                                         103,735             99,725
   Other assets                                                                      2,947              3,032
   Property and equipment, net                                                      78,392             74,410
   Intangible assets, net                                                          194,456            194,258
                                                                                  --------           --------
      Total assets                                                                $379,530           $371,425
                                                                                  ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current installments of long-term debt                                          $28,057            $23,637
   Accounts payable                                                                 11,239             10,559
   Accrued expenses                                                                 11,788             20,492
   Income taxes payable                                                              1,542              1,027
      Total current liabilities                                                     52,626             55,715
Long-term debt                                                                      98,178            120,256
Deferred income taxes                                                               13,852             11,550
Other liabilities                                                                    1,799              2,449
                                                                                  --------           --------
      Total liabilities                                                            166,455            189,970
                                                                                  --------           --------

Stockholders' equity:
   Preferred stock, $.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding                                      --                 --
   Common stock, $.001 par value, 50,000,000 shares
      authorized, 17,671,465 shares in 2000 and
      17,629,865 shares in 1999 issued and outstanding                                  18                 18
   Additional paid-in capital                                                       73,800             73,060
   Retained earnings                                                               139,257            108,377
                                                                                  --------           --------
   Total stockholders' equity                                                      213,075            181,455
                                                                                  --------           --------
   Total liabilities and stockholders' equity                                     $379,530           $371,425
                                                                                  ========           ========